Exhibit 99.1

Kimball International Appoints Kristine L. Juster as Chief Executive Officer

JASPER, Ind., October 25, 2018 - Kimball International, Inc. (NASDAQ:KBAL) today announced that Kristine (Kristie) L. Juster, a member of the Kimball International Board of Directors since 2016, has been appointed Chief Executive Officer, effective November 1, 2018. Ms. Juster succeeds Bob Schneider, who previously announced his intent to retire as CEO and Chairman effective October 31, 2018.

Ms. Juster comes to Kimball International with over 20 years of experience as a Global Executive at Newell Brands. During her tenure at Newell Brands she held the role of CEO/President of the Home Décor Segment with the design driven brands, Levelor and Kirsh; the Culinary Lifestyle Segment with Calphalon, a premier brand known for design innovation; and, the Global Writing Segment with a wide variety of market leading brands such as Sharpie and Expo. Throughout her career, Ms. Juster has driven significant growth for the businesses she has led through brand innovation, distribution channel expansion including e-commerce, and a global mindset. She has a proven track record of scaling growth strategies, while preserving the core values that are critical to the long-term sustainability of a business.

“Kristie is a proven, visionary leader with significant experience in areas important to Kimball International’s future, including strategic growth initiatives and diverse distribution channels. While bringing an outside perspective, she also already has a strong understanding of our business and has contributed to the Company’s strategic planning as a member of our Board the last two and a half years,” said Pat Connolly, Lead Independent Director of the Board. “Kristie is a seasoned executive with extensive experience successfully transforming commercial and consumer brands. Her proven strategic, financial, and operational capabilities, combined with her strong commitment to growth, will position Kimball International for long-term success. The Board is confident Kristie will lead Kimball International to the next level and we look forward to continuing to work closely with her as we enter an exciting new chapter.”

Kristie added, “I am honored and excited to lead Kimball International, which has such a rich history and compelling opportunities for strategic growth. Over the past several years, Kimball International has transformed into a world-class design company with market-leading brands and a higher level of return on capital than any of our public competitors. Our next chapter will leverage our entrepreneurial background, our love of design and creativity, and a passion for customer service and employee empowerment. I look forward to working with the experienced leadership team, talented employees, and our board of directors, as we search for ways to accelerate growth and to drive strategic differentiation in the marketplace.”

Regarding Mr. Schneider’s retirement, Mr. Connolly stated, “We are deeply grateful for Bob’s leadership of the Board and Kimball International the last four years and the many accomplishments during his long career at the Company. He is an excellent leader who led Kimball International’s remarkable turnaround and he leaves the Company with a healthy balance sheet, strategic business plans, and strong brands with attractive market opportunities.”

Mr. Schneider said, “With Kimball International’s turnaround complete, the Company can now focus on reaching its full potential. When combined with the rest of our passionate leadership team, Kristie’s experience on Kimball International’s Board and deep expertise in successfully growing commercial, consumer, and e-commerce brands will take Kimball International to the next level while maintaining existing customer relationships and our unique culture of caring that shape everything we do.”

Mr. Schneider announced on May 7th his intent to step down as Chairman of the Board with his retirement, in the spirit of good governance. The Board also today announced that it is separating the roles of Chairman and CEO. The Board will elect and appoint a new Chair following its Annual Meeting of

Shareowners on October 30, 2018. In connection with the separation of Chairman and CEO and the appointment of an independent Chairman, the Board will discontinue the role of Lead Independent Director.

About Kimball International, Inc.

Kimball International creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Our values and integrity are demonstrated daily by living our Guiding Principles and creating a culture of caring that establishes us as an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate. For more information, visit us online at www.kimballinternational.com.